Exhibit 10.1

April 30, 2024

Mr. Steven Gallagher
c/o Brixmor Property Group Inc.
200 Ridge Pike
Suite 100
Conshohocken, PA 19428

Dear Steve:

This letter sets forth certain terms regarding your employment relationship with Brixmor Property Group Inc. (the “Company”). This letter is not a contract for employment for a definite term or for continued employment. Rather, your employment with the Company is “at will” and nothing contained in this letter shall be deemed to modify or alter the “at will” nature of your employment with the Company.

1.In the event that prior to October 31, 2025 your employment with the Company is terminated by the Company other than for Cause (as defined below), then the Company shall pay you a lump sum equal to (i) 1.5 times your then current annual base salary PLUS (ii) 1.5 times your annual bonus at target amount for 2024 or 2025, as applicable. Such payment shall be made within sixty (60) days following the date of termination. In addition, if you are and remain eligible for and timely elect continuation coverage under COBRA, the Company shall reimburse your COBRA premiums for one (1) year following the date of termination. Payment or reimbursement of any of the benefits under this Section 1 is contingent upon you executing, delivering to the Company, and not revoking a general release of claims in a form reasonably acceptable to the Company, and such release becoming irrevocable and effective following any period provided under applicable law.

2.Cause shall mean any of the following acts (i) your repeated and willful refusal to undertake good faith efforts to substantially perform your duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness or injury); (ii) your engagement in conduct that constitutes willful gross neglect or willful gross misconduct; (iii) your engagement in conduct that constitutes any willful act or omission which is injurious in a non-de minimus manner to the financial condition or business reputation of the Company and its subsidiaries (taken as a whole); (iv) your commission of an act or acts constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude; or (v) your willful breach of any applicable confidentiality or non-compete provisions applicable to you (including your disclosure of any of the terms or provisions of this letter or the existence thereof). Under no circumstances shall poor performance by you, in and of itself, be deemed to constitute “Cause.”

3.Nothing contained in this letter shall affect the rights and obligations of you or the Company under any separate equity award agreements and terms and provisions thereof shall continue to apply as stated therein, unaffected by the terms of this letter.

4.The obligations of the Company under this letter shall be binding upon any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

5.Any payments or benefits provided by the Company under this letter shall be subject to any required taxes and withholdings pursuant to any applicable law or regulation.

6.Notwithstanding the terms of this letter, your employment with the Company is “at will” and nothing contained in this letter shall be deemed to modify or alter the “at will” nature of your employment with the Company, subject however to the provisions of this letter. This letter is the entire agreement between you and the Company regarding your rights to severance, and supersedes all prior oral or written agreements regarding its subject matter.

7.This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this letter on the date first above written.

BRIXMOR PROPERTY GROUP INC.

By: /s/ Steven Siegel
Name: Steven Siegel
Title: EVP and General Counsel

/s/ Steven Gallagher
Steven Gallagher